SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: October 29, 2015
(Date of earliest event reported)

SALLY BEAUTY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-33145 (Commission file number)	36-2257936 (I.R.S. Employer Identification Number)

3001 Colorado Boulevard
Denton, Texas 76210
(Address of principal executive offices)

(940) 898-7500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointments of Certain Officers; Compensatory Arrangements of Certain Officers

On November 2, 2015, Sally Beauty Holdings, Inc. (the “Company”) announced that its Executive Chairman and director, Gary G. Winterhalter, will retire from the Company and will not stand for reelection to the Company’s Board of Directors at the Company’s 2016 annual meeting of the Company’s stockholders (the “2016 Annual Meeting”).  Mr. Winterhalter’s retirement from these positions will be effective as of the 2016 Annual Meeting. The press release announcing the retirement of Mr. Winterhalter is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Mr. Winterhalter previously served as the Company’s CEO and President and helped build the Company into what it is today.  The Company is eternally grateful to Mr. Winterhalter for his leadership during his tenure and his unwavering commitment to the Company’s success.  Furthermore, the Company would like to express its fullest appreciation to Mr. Winterhalter for his role in the Company’s successful chief executive officer transition.

In connection with his retirement, the Company has agreed that Mr. Winterhalter will receive the severance and group medical benefits set forth in Sections 5(c) and 5(d), respectively, of his Transition Agreement with the Company, dated as of April 25, 2014, that Mr. Winterhalter would have been entitled to receive in the event of a termination by the Company without cause in fiscal year 2016. Mr. Winterhalter’s Transition Agreement was previously filed with the SEC as an exhibit to the Company’s Current Report on Form 8-K filed on May 1, 2014 and is incorporated by reference herein.  In addition, the Company will reimburse Mr. Winterhalter up to a maximum of $30,000 for reasonable legal fees and related expenses incurred by him in connection with the review of his retirement arrangement.

Item 9.01.                                        Financial Statement and Exhibits

(d)                                 See exhibit index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SALLY BEAUTY HOLDINGS, INC.

November 2, 2015	By:	/s/ Matthew O. Haltom
Name: Matthew O. Haltom
Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 99.1	Press release announcing the retirement of Gary G. Winterhalter, issued by Sally Beauty Holdings, Inc. on November 2, 2015.